Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES REPORTS SECOND QUARTER 2007 RESULTS
Company to sell Batson, Texas sawmill
THE WOODLANDS, TX — AUGUST 2, 2007 — Newpark Resources, Inc. (NYSE: NR) today announced results for the second quarter ended June 30, 2007.
     Total revenues were $167.1 million for the second quarter of 2007 compared to $160.7 million for the second quarter of 2006. Income from continuing operations was $8.2 million in the second quarter of 2007, or $0.09 per diluted share, compared to $6.9 million, or $0.08 per diluted share, in the second quarter of 2006.
     During the second quarter of 2007, the Company entered into an agreement to sell substantially all the assets of their sawmill facility located in Batson, Texas for cash proceeds of $4.0 million plus the value of inventory at closing. The results of this operation were previously reported within the Mats and Integrated Services segment, and the assets, liabilities and results of operations for this business have been reclassified as discontinued operations for all periods presented. Restated segment results from continuing operations for the past six quarters are included in the financial tables later in this release. Discontinued operations generated a $2.9 million after-tax loss in the second quarter of 2007, or $0.03 per diluted share, including an after-tax impairment charge of $2.1 million related to the sawmill’s assets.
     Paul Howes, President and Chief Executive Officer of Newpark, stated, “While the second quarter presented a challenging operating environment in some of our North American markets, our international operations continue to perform strongly. We continue to make progress on our strategic initiatives to rationalize operations. This includes progress on the divestiture of the Environmental Services business and the divestiture of the Batson sawmill facility, which we concluded was non-core to our long-term strategy within the Mats and Integrated Services segment.”
     “Meanwhile, we maintain our focus on cash management, reducing total debt by $18 million during the latest quarter and $37 million year-to-date. As we execute on our previously announced corporate strategy and initiatives, we expect to further enhance our ability to invest in growth opportunities that will enable us to expand our global presence and product offerings within our Fluids and Mats businesses in order to drive shareholder value,” concluded Howes.
SEGMENT RESULTS
     The Fluid Systems and Engineering segment generated revenues of $131.2 million and a 12.4% operating margin in the second quarter of 2007, representing an improvement from the $111.9 million of revenue and 11.7% operating margin generated during the second quarter of 2006. Operating margins, while up year-over-year, declined modestly relative to first quarter 2007 primarily due to a shift in product mix, with higher sales of lower margin products experienced in the most recent quarter, and the seasonal revenue and margin decline in Canada.
     The Mats and Integrated Services segment, restated to exclude the results of the discontinued Batson, Texas sawmill operation, generated revenues of $18.8 million and a 12.1% operating margin in the second quarter of 2007 compared to revenues of $31.1 million and a 13.5% operating margin in the second quarter of 2006. The decline in revenues was primarily due to weak sales in Canada, as well as weak export sales of composite mats. Cost reduction benefits achieved in this segment during the quarter were more than offset by the decline in revenues. The Company’s strategy in this segment continues to be to diversify geographically into other basins and broaden its product offerings.
     The Environmental Services segment generated revenues of $17.1 million and a 16.8% operating margin in the second quarter of 2007, compared to revenues of $17.7 million and a 13.3% operating margin in the second quarter of 2006.
CONFERENCE CALL
     In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, on Friday, August 3, 2007 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time. To participate in the call, dial (303) 262-2140 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at

www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 10, 2007 and may be accessed by dialing (303) 590-3000 and using pass code 11092386#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
     Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2006, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the results of several class action and derivative lawsuits against Newpark and certain of our current and former directors and former officers; the investigation of the matter by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months		Six Months
(Unaudited)	Ended June 30,		Ended June 30,

(In thousands, except per share data)	2007	2006	2007	2006

Revenues	$167,050	$160,724	$334,251	$322,603
Cost of revenues	145,587	141,015	288,327	283,859

	21,463	19,709	45,924	38,744

General and administrative expenses	5,111	5,463	13,266	8,792

Operating income	16,352	14,246	32,658	29,952

Foreign currency exchange gain	(293)	(432)	(179)	(327)
Interest expense, net	3,817	4,123	8,241	8,916

Income from continuing operations before income taxes	12,828	10,555	24,596	21,363
Provision for income taxes	4,584	3,694	8,774	7,555

Income from continuing operations	8,244	6,861	15,822	13,808
Loss from discontinued operations, net of taxes	(2,945)	(938)	(3,289)	(1,700)

Net income	$5,299	$5,923	$12,533	$12,108

Basic weighted average common shares outstanding	89,979	89,373	89,907	89,212
Diluted weighted average common shares outstanding	90,671	89,874	90,359	89,991

Net income per common share (basic):
Continuing operations	$0.09	$0.08	$0.18	$0.16
Discontinued operations	(0.03)	(0.01)	(0.04)	(0.02)

Net income per common share	$0.06	$0.07	$0.14	$0.14

Net income per common share (diluted):
Continuing operations	$0.09	$0.08	$0.18	$0.15
Discontinued operations	(0.03)	(0.01)	(0.04)	(0.02)

Net income per common share	$0.06	$0.07	$0.14	$0.13

Newpark Resources, Inc.
Segment Comparison

(Unaudited)	Quarter Ended

(In thousands)	June 30, 2007	March 31, 2007	June 30, 2006

Segment revenues
Fluids systems and engineering	$131,163	$125,298	$111,868
Mat and integrated services	18,819	23,966	31,133
Environmental services	17,068	17,937	17,723

Total Segment Revenues	$167,050	$167,201	$160,724

Segment operating income
Fluids systems and engineering	$16,323	$16,630	$13,143
Mat and integrated services	2,273	4,600	4,217
Environmental services	2,867	3,231	2,349

Total Segment Operating Income	$21,463	$24,461	$19,709

Segment operating margin
Fluids systems and engineering	12.4%	13.3%	11.7%
Mat and integrated services	12.1%	19.2%	13.5%
Environmental services	16.8%	18.0%	13.3%

Total Segment Operating Margin	12.8%	14.6%	12.3%

Newpark Resources, Inc.
Consolidated Balance Sheets

(In thousands)	June 30, 2007	December 31, 2006

	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$3,483	$12,974
Accounts receivable, net	156,681	154,443
Inventories	107,464	108,129
Deferred tax asset	26,052	22,970
Prepaid expenses and other current assets	18,207	12,878
Assets of discontinued operations	9,023	15,459

Total current assets	320,910	326,853

Property, plant and equipment, net	223,588	220,827
Goodwill	56,013	55,143
Deferred tax asset	—	5,348
Other intangible assets, net	11,038	11,623
Other assets	6,541	7,875

	$618,090	$627,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$4,546	$10,938
Current maturities of long-term debt	6,383	4,208
Accounts payable	53,412	43,793
Accrued liabilities	36,350	42,692
Liabilities of discontinued operations	844	364

Total current liabilities	101,535	101,995

Long-term debt, less current portion	166,040	198,186
Deferred tax liability	4,567	—
Other noncurrent liabilities	4,210	4,345

Total liabilities	276,352	304,526

Common Stock	900	897
Paid-in capital	447,568	444,763
Accumulated other comprehensive income	11,944	7,940
Retained deficit	(118,674)	(130,457)

Total stockholders’ equity	341,738	323,143

	$618,090	$627,669

Newpark Resources, Inc.
Restated Segment Results

(Unaudited)	Quarter Ended

(In thousands, except per share data)	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007

Segment revenues
Fluids systems and engineering	$115,289	$111,868	$125,130	$129,091	$125,298	$131,163
Mat and integrated services	29,251	31,133	22,489	17,657	23,966	18,819
Environmental services	17,339	17,723	18,324	16,537	17,937	17,068

Total Segment Revenues	$161,879	$160,724	$165,943	$163,285	$167,201	$167,050

Segment operating income
Fluids systems and engineering	$12,660	$13,143	$20,178	$20,635	$16,630	$16,323
Mat and integrated services	4,342	4,217	4,592	2,078	4,600	2,273
Environmental services	2,033	2,349	2,173	1,696 *	3,231	2,867

Total Segment Operating Income	$19,035	$19,709	$26,943	$24,409	$24,461	$21,463

Segment operating margin
Fluids systems and engineering	11.0%	11.7%	16.1%	16.0%	13.3%	12.4%
Mat and integrated services	14.8%	13.5%	20.4%	11.8%	19.2%	12.1%
Environmental services	11.7%	13.3%	11.9%	10.3%	18.0%	16.8%

Total Segment Operating Margin	11.8%	12.3%	16.2%	14.9%	14.6%	12.8%

*	Excludes impairment of goodwill and long-lived assets

Newpark Resources, Inc.
Consolidated Statements of Cash Flow

(Unaudited)	Six Months Ended June 30,

(In thousands, except per share data)	2007	2006

Cash flows from operating activities:
Net income	$12,533	$12,108
Adjustments to reconcile net income to net cash provided by operations:
Net (earnings) loss from discontinued operations	3,289	1,700
Depreciation and amortization	12,221	13,110
Stock-based compensation expense	1,197	1,133
Provision for deferred income taxes	5,883	5,354
Provision for doubtful accounts	524	808
Loss on sale of assets	795	321
Change in assets and liabilities:
Increase in accounts and notes receivable	(2,762)	(11,325)
Decrease (increase) in inventories	(2,471)	(11,929)
Increase in other assets	(1,219)	(862)
Increase (decrease) in accounts payable	9,619	(4,107)
(Decrease) increase in accrued liabilities and other	(7,086)	6,491

Net operating activities of continuing operations	32,523	12,802
Net operating activities of discontinued operations	3,627	(3,616)

Net cash provided by operating activities	36,150	9,186

Cash flows from investing activities:
Capital expenditures	(11,532)	(11,972)
Proceeds from sale of property, plant and equipment	633	539
Insurance proceeds from property, plant and equipment	—	3,471

Net investing activities of continuing operations	(10,899)	(7,962)
Net investing activities of discontinued operations	—	(10,783)

Net cash used in investing activities	(10,899)	(18,745)

Cash flows from financing activities:
Net (payments) borrowings on lines of credit	(30,555)	15,516
Proceeds from long-term financing	937	—
Payments on notes payable and long-term debt, net	(7,048)	(10,417)
Proceeds from exercise of stock options and ESPP	1,702	4,075
Excess tax benefit from exercise of stock options	—	596

Net cash (used in) provided by financing activities	(34,964)	9,770

Effect of exchange rates changes	222	247

Net (decrease) increase in cash and cash equivalents	(9,491)	458

Cash and cash equivalents at beginning of period	12,974	7,747

Cash and cash equivalents at end of period	$3,483	$8,205

Cash Paid for
Income taxes (net of refunds)	$3,759	$2,309
Interest	8,410	8,581